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As filed with the Securities and Exchange Commission on August 12, 2004

Registration No. 333-100672

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3
TO
FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

IROQUOIS BIO-ENERGY COMPANY, LLC
(Name of Small Business issuer in its charter)

Indiana (State or other jurisdiction of incorporation or organization)	2869 (Primary Standard Industrial Classification Code Number)	32-0008858 (I.R.S. Employer Identification Number)

6317 East 181st Avenue
Hebron, Indiana 46341-9302
(219) 866-5990
(Address and telephone number of principal executive offices)

6317 East 181st Avenue
Hebron, Indiana 46341-9302
(Address of principal place of business or intended place of business)

John H. Bryant, Jr.
Secretary
6317 East 181st Avenue
Hebron, Indiana 46341-9302
(219) 866-5990
(Name, address and telephone number of agent for service)

Copies to:
Michael L. Weaver, Esq.
Eric R. Tausner, Esq.
Lindquist & Vennum P.L.L.P.
4200 IDS Center
Minneapolis, MN 55402
(612) 371-3211

Approximate date of commencement of proposed sale to the public: Not applicable.

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

        This Post-Effective Amendment No. 3 is filed pursuant to the undertakings of the Registrant in accordance with Item 512(a)(3) of Regulation S-B under the Securities Act of 1933, as amended, to terminate the offering of securities and to remove from registration all of the securities previously registered.

DE-REGISTRATION OF MEMBERSHIP UNITS

        On October 22, 2002, Iroquois Bio-Energy Company, LLC, an Indiana limited liability company (the "Company"), filed with the Securities and Exchange Commission a Registration Statement (File No. 333-100672) on Form SB-2 under the Securities Act of 1933, as amended (the "Registration Statement"). Such Registration Statement, as amended by Pre-Effective Amendment No. 1 filed January 15, 2004 and Pre-Effective Amendment No. 2 filed February 27, 2003, was declared effective on February 27, 2003 for the sale of an aggregate minimum of 20,000,000 and an aggregate maximum of 25,000,000 capital units in the Company (the "Units") to be offered by the Company. The Registration Statement was further amended by Post-Effective Amendment No. 1 filed September 9, 2003 and again declared effective on September 23, 2003. The Registration was then further amended by Post-Effective Amendment No. 2 filed June 29, 2004.

        In accordance with the terms of its prospectus dated September 23, 2003, all proceeds from the offering were deposited in an escrow account pending receipt and acceptance by the Company of subscriptions for the minimum offering amount. The Company did not raise the minimum offering amount. Accordingly, pursuant to the terms of the prospectus, all subscription proceeds being held in escrow will be promptly returned to the investors, together with all related interest earned after September 30, 2003. Any further payments received will also be promptly returned.

        In accordance with the undertakings set forth in Part II of the Registration Statement, the Company hereby removes from registration all 25,000,000 Units originally registered under the Registration Statement.

SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Rensselaer, State of Indiana, on this 12th day of August, 2004.

IROQUOIS BIO-ENERGY COMPANY, LLC
By:	/s/ Michael J. Aylesworth Michael J. Aylesworth President and Manager

        In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Name	Title	Date

/s/ Michael J. Aylesworth Michael J. Aylesworth	President and Manager (Principal Executive Officer)	August 12, 2004
* Ronald J. Gick	Vice President and Manager	August 12, 2004
* John H. Bryant, Jr.	Secretary and Manager	August 12, 2004
* Kenneth L. Torbet	Treasurer and Manager (Principal Financial and Accounting Officer)	August 12, 2004
* Leroy C. Cosgray	Manager	August 12, 2004
* Kenneth Culp, Jr.	Manager	August 12, 2004
* Harold O. Fritz	Manager	August 12, 2004
* Sherman A. Gumz	Manager	August 12, 2004
* Wallace Laird	Manager	August 12, 2004
* Mark D. Wuethrich	Manager	August 12, 2004
* Keith A. Gibson	Assistant Vice President—Chief Operating Officer	August 12, 2004
*By:	/s/ Michael J. Aylesworth Michael J. Aylesworth (attorney-in-fact)

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DE-REGISTRATION OF MEMBERSHIP UNITS
SIGNATURES